Exhibit 23.6

CONSENT OF KAI TONG LAW FIRM

The statements made in ReTo Eco-Solutions, Inc.’s registration statement on Form F-1, File No. 333-219709 and all amendments thereto (as amended, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2017, under the caption “Enforceability of Civil Liabilities,” to the extent such statements relate to matters of People’s Republic of China law, represent our opinion. The opinion is given under Items 101(g)(2) and 601 of Regulation S-K, as our opinion regarding enforceability of civil liabilities.

We hereby consent to the use of the opinion in the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

/s/ Kai Tong Law Firm

Kai Tong Law Firm

October 13, 2017